Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

MIAMI, FL, October 31, 2012 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2012.
Third quarter 2012 revenues were $272.8 million, compared to revenues of $289.0 million in the third quarter 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 10.7% in the 2012 period compared to the 2011 period, which was partially offset by higher pricing. The Company recorded operating income of $43.2 million in the third quarter of 2012, compared to operating income of $37.9 million in the third quarter of 2011. Net income for the 2012 third quarter was $17.9 million, or $0.21 per diluted common share, compared to $17.5 million, or $0.20 per diluted common share, in the 2011 third quarter. The results for the three months ended September 30, 2012 included a pretax loss from the acceleration of interest expense of $7.1 million related to the conversion of the Company's convertible debt and pre-tax gains related changes in the fair value of derivatives embedded within convertible debt of $6.0 million. Adjusting for these items, third quarter 2012 net income was $18.6 million or $0.21 per diluted share. The results for the three months ended September 30, 2011 included included pre-tax gains from changes in the fair value of derivatives embedded within convertible debt of $4.4 million and the liquidation of long-term investments of $2.2 million. Adjusting for the pre-tax gains, third quarter 2011 net income was $13.6 million or $0.16 per diluted share.
For the nine months ended September 30, 2012, revenues were $807.0 million, compared to $840.6 million for the first nine months of 2011. The decline in revenues in 2012 was primarily due to decreased unit sales of approximately 7.9% in the 2012 nine-month period compared to the 2011 period, which was partially offset by higher pricing. The Company recorded operating income of $117.6 million for the 2012 nine-month period, compared to operating income of $107.3 million for the 2011 period. Net income for the 2012 nine-month period was $14.1 million, or $0.16 per diluted common share, compared to net income of $67.2 million, or $0.78 per diluted common share, for the 2011 period. The results for the nine months ended September 30, 2012 included pre-tax losses from changes in the fair value of derivatives embedded within convertible debt of $21.0 million and the acceleration of interest expense of $15.0 million related to the conversion of the Company's convertible debt. Adjusting for these items, net income for the nine months ended September 30, 2012 was $35.6 million or $0.42 per diluted share. The results for the nine months ended September 30, 2011 included pre-tax gains from the liquidation of long-term investments of $25.8 million, changes in the fair value of derivatives embedded within convertible debt of $13.2 million and the sales of townhomes of $3.7 million offset by a pretax loss from the acceleration of interest expense of $1.2 million related to the conversion of the Company's convertible debt. Adjusting for these items, net income for the nine months ended September 30, 2011 was $42.6 million or $0.50 per diluted share.
    For the three and nine months ended September 30, 2012, the Company's tobacco business had revenues of $272.8 million and $807.0 million, respectively, compared to $289.0 million and $840.6 million for the three and nine months ended September 30, 2011, respectively. Operating income was $48.1 million for the third quarter of 2012 and $130.2 million for the first nine months of 2012, compared to $42.9 million and $121.5 million for the three and nine months ended September 30, 2011, respectively.

Conference Call to Discuss Third Quarter 2012 Results
As previously announced, the Company will host a conference call and webcast on Thursday, November 1, 2012 at 11:00 A.M. (ET) to discuss third quarter 2012 results. Investors can access the call by dialing 800-859-8150 and entering 88977771 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time before the webcast begins to register.
A replay of the call will be available shortly after the call ends on November 1, 2012 through November 15, 2012. To access the replay, dial 877-656-8905 and enter 88977771 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for 30 days.

Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.

[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues*	$272,783	$288,995	$806,983	$840,553

Expenses:
Cost of goods sold*	203,749	227,863	615,682	664,113
Operating, selling, administrative and general expenses	25,841	23,277	73,734	69,142
Operating income	43,193	37,855	117,567	107,298

Other income (expenses):
Interest expense	(25,906)	(25,421)	(78,667)	(75,431)
Change in fair value of derivatives embedded within convertible debt	6,040	4,386	(21,020)	13,248
Acceleration of interest expense related to debt conversion	(7,072)	—	(14,960)	(1,217)
Equity income from non-consolidated real estate businesses	12,874	6,496	20,969	17,597
Equity (loss) income on long-term investments	124	(1,699)	(1,205)	(1,090)
Gain on sale of investment securities available for sale	1,640	6,017	1,640	20,558
Gain on liquidation of long-term investments	—	2,221	—	25,832
Gain on sales of townhomes	—	10	—	3,722
Other, net	341	135	856	351

Income before provision for income taxes	31,234	30,000	25,180	110,868
Income tax expense	13,302	12,451	11,043	43,645

Net income	$17,932	$17,549	$14,137	$67,223

Per basic common share:

Net income applicable to common shares	$0.21	$0.21	$0.17	$0.80

Per diluted common share:

Net income applicable to common shares	$0.21	$0.20	$0.16	$0.78

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

* Revenues and Cost of goods sold include excise taxes of $126,389, $141,473, $379,281 and $412,041, respectively.